EXHIBIT 10(gg)

                 RESTRICTED STOCK AGREEMENT
                 --------------------------

   THIS AGREEMENT, entered into as of the Grant Date (as defined in paragraph 1), by and between the Participant (as defined in paragraph 1) and Hasbro, Inc. (the "Company");

WITNESSETH THAT:

   WHEREAS, the Company maintains the Employee Non-
Qualified Stock Plan (the "Plan"), a copy of which is annexed hereto as Exhibit A and the provisions of which are incorporated herein as if set forth in full, and the Participant has been selected by the Compensation and Stock
Option Committee of the Board of Directors of the Company
(the "Committee"), which administers the Plan, to receive an award of restricted stock under the Plan;

   NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1. Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

A.      The "Participant" is NAME
                             --------------.

B.      The "Grant Date" is DATE
                            ---------.

C. The "Restricted Period" is the period beginning on the Grant Date and ending on DATE *

D. The number of shares of "Restricted Stock" awarded under this Agreement shall be --------- shares. Shares of "Restricted Stock" are shares of the Company's common stock, par value $.50 per share ("Common Stock") granted under this Agreement and subject to the terms of this Agreement and the Plan.

Other terms used in this Agreement are defined pursuant to paragraph 8 or elsewhere in this Agreement.

2. Award. The Participant is hereby granted the number of shares of Restricted Stock set forth in paragraph 1.


*Restricted Period is generally three years

3. Dividends and Voting Rights. The Participant shall be entitled to receive any dividends paid with respect to shares of Restricted Stock that become payable during the Restricted Period; provided, however, that no dividends shall be payable to or for the benefit of the Participant with respect to record dates occurring prior to the Grant
Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited the Restricted Stock. The Participant shall be entitled to vote the shares of Restricted Stock during the Restricted
Period to the same extent as would have been applicable to the Participant if the Participant was then vested in the shares; provided, however, that the Participant shall not be entitled to vote the shares with respect to record dates for such voting rights arising prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited the Restricted Stock.

4.      Escrow of Shares of Restricted Stock; Restrictive
Legends. Each certificate issued in respect of shares of Restricted Stock granted under this Agreement shall be registered in the name of the Participant and shall be deposited in escrow in accordance with this paragraph 4.
The Participant shall, upon the execution of this Agreement, execute Joint Escrow Instructions in the form attached to this agreement as Exhibit B. The Joint Escrow
Instructions shall be delivered to the Secretary of the Company, as escrow agent thereunder. The Participant shall deliver to such escrow agent a stock transfer form duly endorsed in blank and hereby instructs the Company to deliver to such escrow agent, on behalf of the Participant, the certificate(s) evidencing the shares issued hereunder.
Such materials shall be held by such escrow agent pursuant to the terms of the Joint Escrow Instructions.

All certificates representing shares of Restricted Stock shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

          "THIS CERTIFICATE AND THE SHARES OF
          STOCK REPRESENTED HEREBY ARE SUBJECT TO
          THE TERMS AND CONDITIONS, INCLUDING
          FORFEITURE PROVISIONS AND RESTRICTIONS
          AGAINST TRANSFER (THE "RESTRICTIONS"),
          CONTAINED IN THE HASBRO, INC. EMPLOYEE
          NON-QUALIFIED STOCK PLAN AND AN
          AGREEMENT ENTERED INTO BETWEEN THE
          REGISTERED OWNER AND HASBRO, INC.  ANY
          ATTEMPT TO DISPOSE OF THESE SHARES IN
          CONTRAVENTION OF THE RESTRICTIONS,
          INCLUDING BY WAY OF SALE, ASSIGNMENT,
          TRANSFER, PLEDGE, HYPOTHECATION OR
          OTHERWISE, SHALL BE NULL AND VOID AND
          WITHOUT EFFECT."

5.        Transfer and Forfeiture of Shares.  If the
Participant's Date of Termination (as defined below) does not occur during the Restricted Period, then, at the end of the Restricted Period, the Participant shall become vested in the shares of Restricted Stock, and shall own the shares free of all restrictions otherwise imposed by this Agreement. The Participant shall become vested in the shares of Restricted Stock, and become owner of the shares free of all restrictions otherwise imposed by this Agreement, prior to the end of the Restricted Period, as follows:

A. The Participant shall become vested in the shares of Restricted Stock as of the Participant's Date of Termination prior to the date the Restricted Stock would otherwise become vested, if the Participant's Date of Termination occurs by reason of (i) the Participant's retirement at his or her normal Retirement Date (as defined below), (ii) the Participant's retirement at an Early
Retirement Date (as defined below), subject to the discretion of the Committee based, among other things, upon the execution by the Participant of a "covenant not to compete" in a form approved by the Board or the Committee, or (iii) if the Participant has at least one year of Credited Service (as defined below), the Participant's death or Participant's suffering a Permanent Physical or Mental Disability (as defined below).

B. The Participant shall become vested in the shares of Restricted Stock as of the date of a Change in Control (as defined below), if the Change in Control occurs prior to the end of the Restricted Period, and the Participant's
Date of Termination does not occur before the Change in Control date.

Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered until the expiration of the Restricted Period or, if earlier, until the Participant is vested in the shares. Except as otherwise provided in this paragraph 5, if the Participant's Date of Termination occurs prior to the end of the Restricted Period, the Participant shall forfeit the Restricted Stock as of the Participant's Date of Termination.

6.      Income Taxes.  The Participant shall pay to the
Company promptly upon request, and in any event at the time the Participant recognizes taxable income in respect of the Restricted Stock (or, if the Participant makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), in connection with such grant), an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the Restricted Stock. Such payment shall be made in the form of cash, shares of Common Stock already owned or otherwise issuable upon the lapse of restrictions, or in a combination of such methods. The Participant shall promptly notify the Company of any election made pursuant to Section 83(b) of the Code.

7.      Non-Competition/Non-Solicitation**.

      (a) In consideration for the award of the shares of Restricted Stock to the Participant pursuant to this Agreement, the Participant agrees that while employed by the Company and for a period of one (1) year after termination or cessation of such employment for any reason, the Participant will not directly or indirectly:

         (1) Engage in any business or enterprise (whether as an owner, partner, officer, employee, director, investor, lender, consultant, independent contractor or otherwise, except as the holder of not more than one percent (1%) of the combined voting power of the outstanding stock of a publicly held company) that is competitive with the Company's business; including but not limited to, any business or enterprise that develops, designs, produces, markets, sells or renders any toy or game.
         (2) Either alone or in association with others solicit, or permit any person or organizations directly or indirectly to solicit, any individual who at the time of the solicitation is, or who within the six (6) month period prior to such solicitation was, an employee of the Company to leave the employ of the Company or terminate his/her relationship with the Company.

** Applicable only to grants of 5,000 or more shares of Restricted Stock. Mr. Goldner's non-competition/non-solicitation obligations are set forth in his employment agreement.

      (b) The geographic scope of this Section 7 shall extend to anywhere the Company or any of its subsidiaries or affiliates is doing business at the time of the Participant's termination or cessation of employment with the Company.

      (c)  The Participant acknowledges that the
restrictions set forth in this Section 7 are necessary for the protection of the business and goodwill of the Company and considers the restrictions to be reasonable for such purpose. The Participant agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and that any breach of this Section 7 would entail the inevitable use and or disclosure of proprietary information. Therefore, the Participant agrees that in the event of any breach of Section 7(a)(1), the Participant shall immediately return to the Company all shares of Restricted Stock granted hereby. In the event that any of such shares of Restricted Stock have been sold or transferred by the Participant, Participant shall pay to the Company as liquidated damages all Net Proceeds (as defined below) Participant realized on the sale or transfer of any such shares in lieu of returning such shares. With respect to a sale of shares, "Net Proceeds" shall be calculated by multiplying the number of shares of Restricted Stock sold times the sales price, without regard to any subsequent market price increase or decrease, less commission, if any. With respect to a transfer of shares, "Net Proceeds" shall be calculated by multiplying the number of shares of Restricted Stock transferred times the closing price of the shares on the day of the transfer.
The Company and Participant agree that either the return to the Company of the shares of Restricted Stock or the Net
Proceeds from any sale or transfer made by Participant shall be the Company's sole and exclusive remedy for any breach by the Participant of Section 7(a)(1). The
Participant further agrees that in the event of any breach of Section 7(a)(2), the Company, in addition to such other remedies which may be available, shall be entitled to specific performance and other injunctive relief without posting a bond.

8. Definitions. For purposes of this Agreement, the terms used in this Agreement shall be subject to the following:

A. Change in Control. The term "Change in Control" shall have the meaning ascribed to it in the Plan.

B. Credited Service. The term "Credited Service" shall mean the period of the employee's employment considered in determining whether the employee is eligible to receive benefits under the Company's Pension Plan (or any successor plan) upon termination of employment.

C.   Date of Termination.  The Participant's "Date of
Termination" shall be the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any entity directly or indirectly controlled by the Company (a "Subsidiary"), regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Participant's employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant's employer. If, as a result of a sale or other transaction, the Participant's employer ceases to be a Subsidiary (and the Participant's employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant's
Date of Termination caused by the Participant being discharged by the employer.

D.   Early Retirement Date.  The term "Early Retirement
Date" shall mean the day on which a Participant who has attained age fifty-five (55), but has not reached age sixty-five (65), with ten (10) or more years of Credited
Service, retires. A Participant is eligible for early retirement on the first day of the calendar month coincident with or immediately following the attainment of age fifty-five (55) and the completion of ten (10) years of Credited Service, and "early retirement" shall mean retirement by an eligible Participant at the Early
Retirement Date.

E.   Normal Retirement Date.  The term "Normal Retirement
Date" shall mean the day on which a Participant who has attained age sixty-five (65), with five (5) years of Credited Service, retires. A Participant is eligible for normal retirement on the first day of the calendar month coincident with or immediately following the Participant's attainment of age sixty-five (65) and completion of five
(5) years of Credited Service, and "normal retirement" shall mean the retirement by an eligible Participant at the Normal Retirement Date.

F.   Permanent Physical or Mental Disability.  The term
"Permanent Physical or Mental Disability" shall mean the Participant's inability to perform his or her job or any position which the Participant can perform with his or her background and training by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration.

G. Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

9. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business and the Participant and the successors and permitted assigns of the Participant, including but not limited to, the estate of the Participant and the executor, administrator or trustee of such estate, the guardian or legal representative of the Participant.

10. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.

11.      Plan Governs.  Notwithstanding anything in this
Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan.

12. Amendment. This Agreement may be amended by written Agreement of the Participant and the Company, without the consent of any other person.

13. Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect of the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereof.

14. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law and any court determining the unenforceability of any provisions shall have the power to reduce the scope or duration of such provision to render such provision enforceable.

   IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant
Date.

               Participant


               -------------------------
               Signature

               -------------------------
               Print Name

               HASBRO, INC.


            By:    ----------------------








                   Exhibit B
                  Hasbro, Inc.
            Joint Escrow Instructions
                      DATE
Barry Nagler
Senior Vice President and General Counsel
Hasbro, Inc.
1027 Newport Avenue
Pawtucket, RI 02862

Dear Sir:
As Escrow Agent for Hasbro, Inc. a Rhode Island corporation (the "Company"), and the undersigned person
("Participant"), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Restricted Stock Agreement (the
"Agreement") of even date herewith, to which a copy of these Joint Escrow Instructions is attached, in accordance with the following instructions (Terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement):

(1) Appointment. The Participant irrevocably authorizes the Company to deposit with you any certificates evidencing shares of Restricted Stock (the "Shares") to be held by you hereunder and any additions and substitutions to said
Shares. The Participant does hereby irrevocably constitute and appoint you as his or her attorney-in-fact and agent for the term of this escrow to complete any documents necessary to comply with the terms hereof. Subject to the provisions of this paragraph 1 and the terms of the Agreement, Participant shall exercise all rights and privileges of a shareholder of the Company while the Shares are held by you.


(2)   Release of Shares.
  (a) Upon receipt from the Company of written notice of the Participant's Date of Termination (other than as a result of the occurrence of one of the events described in
Section 5(A) of the Agreement (a "Section 5A Event")) prior to the expiration of the Restricted Period, the Participant and the Company hereby irrevocably authorize and direct you
   (i) to fill in and date the stock transfer form or forms necessary for the transfer of the Shares to the Company and
   (ii) deliver same, together with the certificate or certificates evidencing the Shares, to the Company.
  (b)   Upon receipt from the Company of written notice of
   (i) the occurrence of a Section 5A Event, (ii) a Change in Control or (iii) the expiration of the Restricted Period, the Participant and the Company hereby irrevocably authorize and direct you to deliver the certificates or certificates evidencing the Shares, together with the stock transfer form or forms signed by the Participant in blank, to the Participant.
(3)   Duties of Escrow Agent.
  (a) Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.
  (b) You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact of Participant while acting in good faith and in the exercise of your own good judgment, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.
  (c) You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to any of the parties hereto or to any other person, by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
  (d) You shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.
  (e) You shall be entitled to employ such legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder and may rely upon the advice of such counsel.
  (f) Your rights and responsibilities as Escrow Agent hereunder shall terminate if (i) you cease to be Secretary of the Company or (ii) you resign by written notice to each party. In the event of a termination under clause (i), your successor as Secretary shall become Escrow Agent hereunder; in the event of a termination under clause (ii), the Company shall appoint a successor Escrow Agent hereunder.
  (g) If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.
  (h) It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.
   (i) These Joint Escrow Instructions set forth your sole duties with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into these Joint Escrow Instructions against you.
  (j) The Company shall indemnify you and hold you harmless against any and all damages, losses, liabilities, costs, and expenses, including attorneys' fees and disbursements, for anything done or omitted to be done by you as Escrow Agent in connection with this Agreement or the performance of your duties hereunder, except such as shall result from your gross negligence or willful misconduct.
(4) Notice. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days' advance written notice to each of the other parties hereto.

COMPANY:   Hasbro, Inc.
1027 Newport Avenue
Pawtucket, RI  02861

PARTICIPANT:   Notices to Participant shall be
sent to the address set forth below Participant's signature below.

ESCROW
AGENT:
Barry Nagler, Senior Vice President and General
Counsel
Hasbro, Inc.
1027 Newport Avenue
Pawtucket, RI 02862


(5)   Miscellaneous.
  (a) By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint
Escrow Instructions, and you do not become a party to the Agreement.
  (b) This instrument shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Very truly yours,

HASBRO, INC.
By:   -------------------


PARTICIPANT:

------------------------- (Signature)

-------------------------
Print Name

Address

-------------------------

-------------------------

Date
Signed:------------------


ESCROW AGENT:

-----------------------------------
Barry Nagler, Senior Vice President
and General Counsel